Tortoise Capital Resources Corp. Schedules Earnings Release for its First Quarter Ended February 28, 2010

LEAWOOD, Kan. – March 25, 2010 – Tortoise Capital Resources Corp. (NYSE: TTO) announced that on Thursday, April 8, 2010, it will report its earnings results for its first quarter ended Feb. 28, 2010.

The company will host a conference call at 4 p.m. CDT on Thursday, April 8, 2010 to discuss its financial results. Please dial-in approximately five to 10 minutes prior to the scheduled start time.

U.S./Canada: (877) 941-2332

International: (480) 629-9722

The call will also be webcast in a listen-only format. A link to the webcast will be accessible at www.tortoiseadvisors.com.

A replay of the call will be available beginning at 6:00 p.m. CDT on April 8, 2010 and continuing until 11:59 p.m. CDT April 23, 2010, by dialing (800) 406-7325 (U.S./Canada). The replay access code is 4262236#. A replay of the webcast will also be available on the company's Web site at www.tortoiseadvisors.com through April 8, 2011.

About Tortoise Capital Resources Corp.

Tortoise Capital Resources invests primarily in privately-held and micro-cap public companies operating in the midstream and downstream segments, and to a lesser extent the upstream and coal/aggregate segments, of the U.S. energy infrastructure sector.

About Tortoise Capital Advisors, LLC

Tortoise is an investment manager specializing in listed energy infrastructure, such as pipeline and power companies. As of Feb. 28, 2010, Tortoise had approximately $3.1 billion of assets under management in five NYSE-listed investment companies and private accounts. For more information, visit our Web site at www.tortoiseadvisors.com.

Safe Harbor Statement

This press release shall not constitute an offer to sell or a solicitation to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer or solicitation or sale would be unlawful prior to registration or qualification under the laws of such state or jurisdiction.

Contact information: Tortoise Capital Advisors, LLC Pam Kearney, Investor Relations, (866) 362-9331, pkearney@tortoiseadvisors.com